Exhibit 99.1
NEWS RELEASE

Contact: Kathy Liebmann	(734) 241-2438	kathy.liebmann@la-z-boy.com
LA-Z-BOY REPORTS PRELIMINARY ANNUAL MEETING RESULTS
MONROE, MI. August 20, 2008—La-Z-Boy Incorporated (NYSE: LZB) today announced the preliminary results of its Fiscal 2008 Annual Meeting of Shareholders, held at the company’s corporate headquarters in Monroe, Michigan.
Shareholders re-elected four directors for a term of three years. They are:
•	Kurt L. Darrow;

•	James W. Johnston;

•	H. George Levy, M.D; and

•	W. Alan McCollough.
Shareholders also voted to:
•	ratify the selection of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for fiscal 2009; and

•	approve an amendment to La-Z-Boy’s articles of incorporation eliminating the high vote requirement for certain mergers and other transactions.
Shareholders defeated proposals to:
•	approve amendments to the company’s articles of incorporation and bylaws reducing the vote required for shareholders to amend its bylaws from 67% to a majority; and

•	amend the company’s bylaws to reorganize the Board of Directors into one class, with each director serving a term of one year.
Background Information
La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy Upholstery Group companies are Bauhaus, England and La-Z-Boy. The La-Z-Boy Casegoods Group companies are American Drew/Lea, Hammary and Kincaid.
The corporation’s proprietary distribution network is dedicated exclusively to selling La-Z-Boy Incorporated products and brands, and includes 333 stand-alone La-Z-Boy Furniture Galleries® stores, 21 La-Z-Boy In-Store Galleries and 387 Comfort Studios, in addition to in-store gallery programs at the company’s Kincaid, England and Lea operating units. According to industry trade publication In Furniture, the La-Z-Boy Furniture Galleries retail network is North America’s largest single-brand furniture retailer. Additional information is available at http://www.la-z-boy.com/.
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